Exhibit 107.1
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
Telos Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

				Proposed Maximum	Proposed Maximum
	Title of Securities	Fee Calculation	Amount to Be	Offering	Aggregate		Amount of
Security Type	to Be Registered	Rule	Registered(1)	Price per Share(2)	Offering Price(2)	Fee Rate	Registration Fee(2)
Equity	Common Stock, $0.001 par value per share to be issued under the Telos Corporation Amended and Restated 2016 Omnibus Long-Term Incentive Plan	Rule 457(c) and (h)	4,900,000 shares(3)	$2.49	$12,201,000	0.00015310	$1,868
__________________

[1]
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or other similar transaction.

[2]
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices of the Registrant’s common stock on May 7, 2025 as reported on the NASDAQ marketplace.

[3]
Represents additional shares of the Registrant’s common stock reserved for issuance under the 2016 Amended and Restated Omnibus Long-Term Incentive Plan, as authorized by the Registrant’s shareholders at a meeting held on May 8, 2025.